Exhibit 99.1
Mesa Air Group Settles Litigation Involving Hawaiian Airlines
PHOENIX, April 30 /PRNewswire-FirstCall/ — Mesa Air Group, Inc. (Nasdaq: MESA) today announced that it entered into a settlement with Hawaiian Airlines concerning their long-running lawsuit over Mesa’s interisland flight services operated under the go! brand name. Under the terms of the Settlement and without admitting any wrongdoing, Mesa will receive $37.5 million from the Bond the Company previously posted with the United States Bankruptcy Court for the District of Hawaii. Hawaiian Airlines will be entitled to the remaining collateral of the Bond totaling $52.5 million. This settlement does not restrict in any way go!’s ability to continue to offer services in the Hawaiian interisland market.
Mesa currently operates 182 aircraft with over 1,000 daily system departures to 157 cities, 42 states, the District of Columbia, Canada, the Bahamas and Mexico. Mesa operates as Delta Connection, US Airways Express and United Express under contractual agreements with Delta Air Lines, US Airways and United Airlines, respectively, and independently as Mesa Airlines and go!. In June 2006 Mesa launched inter-island Hawaiian service as go! This operation links Honolulu to the neighbor island airports of Hilo, Kahului, Kona and Lihue. The Company, founded by Larry and Janie Risley in New Mexico in 1982, has approximately 5,000 employees and was awarded Regional Airline of the Year by Air Transport World magazine in 1992 and 2005. Mesa is a member of the Regional Airline Association and Regional Aviation Partners.
This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected.
Web site: http://www.mesa-air.com

SOURCE Mesa Air Group, Inc.
04/29/2008
CONTACT: Paul Skellon, VP Corporate Communications of Mesa Air Group,
Inc., +1-602-685-4162, paul.skellon@mesa-air.com
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Web site: http://www.mesa-air.com